Exhibit 99.1

For further information contact:

Michael R. Garone, Interim CEO and CFO

973.532.8005 or mgarone@emisphere.com

EMISPHERE TECHNOLOGIES, INC. ANNOUNCES FINANCIAL RESULTS FOR

THE SECOND QUARTER ENDED JUNE 30, 2012

Conference Call/Webcast to be held Tuesday, August 7, 2012 at 10:00 AM EDT

CEDAR KNOLLS, NJ, August 7, 2012 — Emisphere Technologies, Inc. (OTCBB: EMIS) (the “Company”) today announced its financial results for the quarter and year to date ended June 30, 2012. The Company will host a conference call this morning at 10:00 AM EDT to discuss these results.

The live webcast of the conference call can be accessed through the company’s web site at: www.emisphere.com. The live conference call dial-in number is: 1-888-857-6932 (United States and Canada) or 1-719-457-1529 (International). In addition, an archive of the webcast can be accessed through the same link and an audio replay of the call will be available beginning at 1:00 PM EDT on August 7, 2012 through 1:00 AM EDT on August 23, 2012 by calling 1-888-203-1112 (United States and Canada) or 1-719-457-0820 (International). The conference replay PIN is 7575840.

SECOND QUARTER 2012 FINANCIAL RESULTS

The Company reported net income of $2.8 million, or $0.05 per basic and diluted share, for the three months ended June 30, 2012, compared to net income of $1.8 million, or $0.04 per basic and $0.03 per diluted share for same period last year.

An operating loss of $1.4 million was reported for the three months ended June 30, 2012, compared to an operating loss of $2.2 million in same period last year. Total operating expenses were $1.4 million for the three months ended June 30, 2012, compared to $2.2 million for the same period last year. Total operating expenses include research and development costs of $0.3 million and general and administrative expenses of $1.1 million, compared to $0.6 million and $1.6 million, respectively, for the same period last year. Other non-operating income was $4.2 million for the three months ended June 30, 2012, compared to other non-operating income of $4.1 million for the same period last year, an increase of $0.1 million, due primarily to a $0.5 million increase in the change in fair value of derivative instruments, offset by a net $0.4 million increase in interest expense.

YEAR TO DATE FINANCIAL RESULTS

The Company reported net income of $2.0 million, or $0.03 per basic and diluted share for the six months ended June 30, 2012, compared to net income of $12.8 million, or $0.25 per basic and $0.22 per diluted share for the six months ended June 30, 2011.

An operating loss of $3.2 million was reported for the 6 months ended June 30, 2012, compared to $4.3 million for the same period last year. Total operating expenses were $3.2 million for the six months ended June 30, 2012, a decrease of approximately $1.1 million, or 25% compared to $4.3 million for the same period last year. Total operating expenses include research and development costs of $0.8 million and general and administrative expenses of $2.4 million, compared to $1.1 million and $3.1 million respectively, for the same period last year. The prior year period also included depreciation and amortization expense of $0.1 million.

The Company reported other non-operating income of $5.2 million for the six months ended June 30, 2012, compared to other non-operating income of $17.1 million for the same period last year, a decrease of $11.9 million, due primarily to a $12.7 million decrease in the change in fair value of derivative instruments and a $0.7 million increase in interest expense, offset by a $1.5 million increase in other income.

LIQUIDITY

The Company reported that cash, cash equivalents and restricted cash held as of June 30, 2012 was $1.6 million, a net decrease of approximately $1.7 million from December 31, 2011. The Company reduced its operating expenditures by approximately 30%, year to date, to improve operating efficiency and extend its cash runway. Consequently, we anticipate our current cash balance will enable us to continue operations through September 26, 2012, the date on which the 11% senior secured convertible notes (the “MHR Convertible Notes”) held by MHR Fund Management, LLC and its affiliates (collectively, “MHR”) come due, or earlier if unforeseen events or circumstances arise that negatively affect our liquidity.

As of June 30, 2012, the book value of the MHR Convertible Notes outstanding including principal, interest and discount for warrant purchase option and embedded conversion features is $28.8 million. The amount payable at maturity will be approximately $30.5 million. The MHR Convertible Notes are collateralized by a first priority lien in favor of MHR on substantially all of our assets. The Company is considering a variety of alternatives to address the upcoming maturity of the MHR Convertible Notes.

PRODUCT DEVELOPMENTS

During 2011 and through the first half of 2012, the Company faced formidable challenges, yet continued to focus on efforts to apply the Eligen® Technology and realize its value by developing profitable commercial applications. Notwithstanding the Company’s optimism for the technology, Emisphere was adversely affected by the announcement by its research collaboration partner Novartis Pharma AG (“Novartis”) of the termination of its oral human growth hormone, osteoarthritis, and osteoporosis programs involving Emisphere’s Eligen® Technology. Emisphere has requested additional information from Novartis to further analyze and evaluate the data from three studies in osteoporosis and osteoarthritis conducted by Novartis and its development partner in order to understand the results and determine next steps.

Emisphere’s pipeline includes a broad range of product candidates in different stages of development.

•

Novo Nordisk A/S (“Novo Nordisk”) is using Emisphere’s Eligen® Technology to develop and commercialize oral formulations of Novo Nordisk’s insulins and GLP-1 receptor agonists, with a potential GLP-1 drug currently undergoing Phase I clinical trials. The first Phase I trial investigated the safety, tolerability and bioavailability in healthy volunteers and was completed in May 2010. Novo Nordisk also conducted a multiple-dose Phase I trial to investigate the safety, tolerability, pharmacokinetics and pharmacodynamics in healthy male subjects which was completed in July 2011.

•

The Company has developed an oral formulation of Eligen® B12 (1000 mcg) for use by B12 deficient individuals. On August 5, 2011 we received notice from the U. S. Patent Office that the U.S. patent application directed to the oral Eligen® B12 formulation was allowed. This new patent provides intellectual property protection for Eligen® B12 in the U.S. through approximately 2029. Currently, we are evaluating the results of our clinical trials and market research and exploring alternative development and commercialization options with the purpose of maximizing the commercial and health benefits potential of our Eligen® B12 asset.

The Company is continuing with a number of pre-clinical programs in collaboration with other companies, as well as projects on its own, using the Eligen® Technology to improve the oral absorption of selected molecules.

About Emisphere Technologies, Inc.

Emisphere is a biopharmaceutical company that focuses on a unique and improved delivery of pharmaceutical compounds, medical foods and dietary supplements using its Eligen® Technology. These molecules and compounds could be currently available or in development. Such molecules are usually delivered by injection; in many cases, their benefits are limited due to poor bioavailability, slow on-set of action or variable absorption. The Eligen® Technology can be applied to the oral route of administration as well other delivery pathways, such as buccal, rectal, inhalation, intra-vaginal or transdermal. The Company’s website is: www.emisphere.com.

Safe Harbor Statement Regarding Forward-looking Statements

The statements in this release and oral statements made by representatives of Emisphere relating to matters that are not historical facts (including without limitation those regarding the timing or potential outcomes of research collaborations or clinical trials, any market that might develop for any of Emisphere’s product candidates, the sufficiency of Emisphere’s cash and other capital resources and its ability to obtain additional financing to meet its capital needs) are forward-looking statements that involve risks and uncertainties, including, but not limited to, the likelihood that future research will prove successful, the likelihood that any product in the research pipeline will receive regulatory approval in the United States or abroad, the ability of Emisphere and/or its partners to develop, manufacture and commercialize products using Emisphere’s drug delivery technology, Emisphere’s ability to fund such efforts with or without partners, and other risks and uncertainties detailed in Emisphere’s filings with the Securities and Exchange Commission, including those factors discussed under the caption “Risk Factors” in Emisphere’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011 (file no. 000-17758) filed on March 21, 2012, the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2012, filed on May 9, 2012, and the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2012, to be filed on or about the date hereof.

# # #

EMISPHERE TECHNOLOGIES, INC.

CONDENSED STATEMENT OF OPERATIONS

For the three and six months ended June 30, 2012 and 2011

(in thousands, except share and per share data)

(unaudited)

	For the three months ended June 30,		For the six months ended June 30,
	2012	2011	2012	2011
Net Sales	$0	$0	$0	$0

Costs and expenses:
Research and development	329	563	741	1,092
General and administrative	1,085	1,593	2,431	3,043
Depreciation and amortization	7	70	15	140

Total costs and expenses	1,421	2,226	3,187	4,275

Operating loss	(1,421)	(2,226)	(3,187)	(4,275)

Other non-operating income (expense):
Other income	10	45	1,567	68
Change in fair value of derivative instruments
Related party	4,901	4,310	6,760	16,046
Other	1,020	1,079	271	3,660
Interest expense
Related party	(1,742)	(1,362)	(3,380)	(2,642)
Other	0	(4)	0	(16)

Total other non-operating income (expense)	4,189	4,068	5,218	17,116

Net income	$2,768	$1,842	$2,031	$12,841

Net income per share, basic	$0.05	$0.04	$0.03	$0.25
Net income per share, diluted	$0.05	$0.03	$0.03	$0.22
Weighted average shares outstanding, basic	60,687,478	52,076,602	60,687,478	52,064,171
Weighted average shares outstanding, diluted	60,800,414	54,924,355	60,744,258	62,900,927

EMISPHERE TECHNOLOGIES, INC.

CONDENSED BALANCE SHEETS

June 30, 2012 and December 31, 2011

(in thousands, except share and per share data)

	June 30, 2012	December 31, 2011
	(unaudited)
Assets:
Current assets:
Cash and cash equivalents	$1,400	$3,069
Accounts receivable, net	4	22
Inventories	258	258
Prepaid expenses and other current assets	577	581

Total current assets	2,239	3,930
Equipment and leasehold improvements, net	29	44
Restricted cash	247	247

Total assets	$2,515	$4,221

Liabilities and Stockholders’ Deficit:
Current liabilities
Accounts payable and accrued expenses	$655	$894
Notes payable related party, including accrued interest and net of related discount	29,395	26,016
Derivative instruments:
Related party	2,611	9,371
Others	557	828
Other current liabilities	26	42

Total current liabilities	33,244	37,151
Deferred revenue	31,612	31,593
Deferred lease liability and other liabilities	0	4

Total liabilities	64,856	68,748

Stockholders’ deficit:
Preferred stock, $.01 par value; authorized 2,000,000 shares as of June 30, 2012;and 1,000,000 authorized as of December 31, 2011; none issued and outstanding	0	—
Common stock, $.01 par value; authorized 200,000,000 shares as of June 30, 2012 and 100,000,000 authorized as of December 31, 2011; issued 60,977,210 shares (60,687,478 outstanding) as of June 30, 2012 and December 31, 2011	610	610
Additional paid-in-capital	404,862	404,707
Accumulated deficit	(463,861)	(465,892)
Common stock held in treasury, at cost; 289,732 shares	(3,952)	(3,952)

Total stockholders’ deficit	(62,341)	(64,527)

Total liabilities and stockholders’ deficit	$2,515	$4,221